Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Barbara K. Hembree
October 20, 2008		317.465.0445
		bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2008 Third Quarter Dividend

Indianapolis, IN—On October 17, 2008, the Board of Directors of the Federal Home Loan Bank of Indianapolis (FHLBI) declared a dividend on B-1 stock at an annualized rate of 4.75%. Additionally, B-2 stock will be paid at an annualized rate of 3.80%. The dividend covers the 92-day period commencing on June 30, 2008, and will be paid in cash on October 22, 2008.

While this dividend is 50 basis points lower than the rate paid in the previous quarter, FHLBI management and its Board of Directors believe it is a competitive return given the dramatic drop in interest rates that has occurred throughout 2008. The targeted Federal funds rate began the year at 4.25% and is currently down to 1.5%.

The Board of Directors’ decision to pay this dividend rate was based on a careful review of the FHLBI’s financial position and the extraordinary events occurring in the housing and worldwide financial markets during the past quarter. Based on this analysis, the Board of Directors believes it is prudent to remain focused on the FHLBI’s level of retained earnings during this period of market disruption.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.